---------------------------------
                                                        OMB APPROVAL
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. _)*




                           Focus Media Holding Limited
-------------------------------------------------------------------------------
                                (Name of Issuer)



                      Ordinary Shares, US$0.00005 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    34415V109
                  --------------------------------------------
                                 (CUSIP Number)




                                December 31, 2005
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (1-06)



                               Page 1 of 29 pages

-----------------------
  CUSIP No. 34415V109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           The Goldman Sachs Group, Inc.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               38,918,200
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               38,918,200

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           38,918,200

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           9.4%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           HC-CO

------------------------------------------------------------------------------



                               Page 2 of 29 pages

-----------------------
  CUSIP No. 34415V109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman, Sachs & Co.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               38,918,200
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               38,918,200

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           38,918,200

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           9.4%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           BD-PN-IA

------------------------------------------------------------------------------



                               Page 3 of 29 pages

-----------------------
  CUSIP No. 34415V109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Focus Holding Limited

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               38,918,200
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               38,918,200

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           38,918,200

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           9.4%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 4 of 29 pages

-----------------------
  CUSIP No. 34415V109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Capital Partners 2000, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               22,588,900
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               22,588,900

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           22,588,900

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           5.4%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 5 of 29 pages

-----------------------
  CUSIP No. 34415V109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Capital Partners 2000 Offshore, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               8,207,850
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               8,207,850

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           8,207,850

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           2.0%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 6 of 29 pages

-----------------------
  CUSIP No. 34415V109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Advisors 2000, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               30,796,750
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               30,796,750

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           30,796,750

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           7.4%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------



                               Page 7 of 29 pages

-----------------------
  CUSIP No. 34415V109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Capital Partners 2000 Employee Fund, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               7,177,290
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               7,177,290

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           7,177,290

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           1.7%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 8 of 29 pages

-----------------------
  CUSIP No. 34415V109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Employee Funds 2000 GP, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               7,177,290
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               7,177,290

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           7,177,290

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           1.7%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------



                               Page 9 of 29 pages

-----------------------
  CUSIP No. 34415V109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Capital Partners 2000 GmbH & Co. Beteiligungs KG
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Germany

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               944,160
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               944,160

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           944,160

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.2%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 10 of 29 pages

-----------------------
  CUSIP No. 34415V109                    13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman, Sachs Management GP GmbH

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Germany
------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               944,160
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               944,160

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           944,160

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.2%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 11 of 29 pages

-----------------------
  CUSIP No. 34415V109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman, Sachs & Co. oHG

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Germany

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               944,160
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               944,160

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           944,160

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.2%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 12 of 29 pages

Item 1(a).         Name of Issuer:
                   Focus Media Holding Limited

Item 1(b).         Address of Issuer's Principal Executive Offices:
                   28-30/F, Zhao Feng World Trade Building
                   369 Jiangsu Road
                   Shanghai 200050
                   China

Item 2(a).         Name of Persons Filing:
                   The Goldman Sachs Group, Inc., Goldman, Sachs & Co., GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Advisors 2000, L.L.C., GS Capital Partners 2000 Employee Fund, L.P., GS Employee Funds 2000 GP, L.L.C., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, Goldman, Sachs Management GP GmbH, Goldman, Sachs & Co. oHG and GS Focus Holding Limited

Item 2(b).         Address of Principal Business Office or, if none,  Residence:

                   The Goldman Sachs Group, Inc., Goldman, Sachs & Co., GS Capital Partners 2000, L.P., GS Advisors 2000, L.L.C., GS Capital Partners 2000 Employee Fund, L.P., GS Employee Funds 2000 GP, L.L.C.:
                   85 Broad Street, New York, NY  10004

                   GS Capital Partners 2000 Offshore, L.P. and  GS Focus Holding
                   Limited:
                   c/o M&C Corporate Services Ltd., P.O. Box 309, Grand Cayman, Cayman Islands

                   GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, Goldman, Sachs Management GP GmbH and Goldman, Sachs & Co. oHG:
                   MesseTurm, 60308 Frankfurt am Main, Germany

Item 2(c).         Citizenship:
                   The Goldman Sachs Group, Inc. - Delaware
                   Goldman, Sachs & Co. - New York
                   GS Focus Holding Limited - Cayman Islands
                   GS Capital Partners 2000, L.P. - Delaware
                   GS Capital Partners 2000 Offshore, L.P. - Cayman Islands
                   GS Advisors 2000, L.L.C. - Delaware
                   GS Capital Partners 2000 Employee Fund, L.P. - Delaware
                   GS Employee Funds 2000 GP, L.L.C. - Delaware
                   GS Capital Partners 2000 GmbH & Co. Beteiligungs KG - Germany Goldman, Sachs Management GP GmbH - Germany
                   Goldman, Sachs & Co. oHG - Germany

Item 2(d).         Title of Class of Securities:
                   Ordinary Shares, US$0.00005 par value

Item 2(e).         CUSIP Number:
                   34415V109

Item 3.            Not applicable.  This Schedule 13G is filed pursuant to  Rule
                   13d-1(d).



                               Page 13 of 29 pages

Item 4.            Ownership.*

          (a).     Amount beneficially owned:
                   See the response(s) to Item  9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s) to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 5.            Ownership of Five Percent or Less of a Class.
                             Not Applicable

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.
                             Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             See Exhibit (99.2)

Item 8.            Identification and Classification of Members of the Group.
                             Not Applicable

Item 9.            Notice of Dissolution of Group.
                             Not Applicable

Item 10.           Certification.
                             Not Applicable

--------------------------
       * In accordance with the Securities and Exchange Commission (the "SEC") Release No. 34-39538 (January 12, 1998), this filing reflects the securities beneficially owned by the investment banking division ("IBD") of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, "GSG"). This filing does not reflect securities, if any, beneficially owned by any other operating unit of GSG. IBD disclaims beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which IBD or its employees have voting or investment discretion, or both and (ii) certain investment entities, of which IBD is the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than IBD.



                               Page 14 of 29 pages

                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 2006


THE GOLDMAN SACHS GROUP, INC.             GOLDMAN, SACHS & CO.

By:/s/ Yvette Kosic                       By:/s/ Yvette Kosic
---------------------------------         ---------------------------------
Name:  Yvette Kosic                       Name:  Yvette Kosic
Title: Attorney-in-fact                   Title: Attorney-in-fact



GS CAPITAL PARTNERS 2000, L.P.            GS ADVISORS 2000, L.L.C.

By:/s/ Yvette Kosic                       By:/s/ Yvette Kosic
---------------------------------         ---------------------------------
Name:  Yvette Kosic                       Name:  Yvette Kosic
Title: Attorney-in-fact                   Title: Attorney-in-fact



GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.   GS CAPITAL PARTNERS 2000 EMPLOYEE
                                          FUND, L.P.

By:/s/ Yvette Kosic                       By:/s/ Yvette Kosic
---------------------------------         ---------------------------------
Name:  Yvette Kosic                       Name:  Yvette Kosic
Title: Attorney-in-fact                   Title: Attorney-in-fact



GS EMPLOYEE FUNDS 2000 GP, L.L.C.         GS CAPITAL PARTNERS 2000 GMBH & CO.
                                          BETEILIGUNGS KG

By:/s/ Yvette Kosic                       By:/s/ Yvette Kosic
---------------------------------         ---------------------------------
Name:  Yvette Kosic                       Name:  Yvette Kosic
Title: Attorney-in-fact                   Title: Attorney-in-fact



GOLDMAN, SACHS MANAGEMENT GP GMBH         GOLDMAN, SACHS & CO. OHG

By:/s/ Yvette Kosic                       By:/s/ Yvette Kosic
---------------------------------         ---------------------------------
Name:  Yvette Kosic                       Name:  Yvette Kosic
Title: Attorney-in-fact                   Title: Attorney-in-fact



GS FOCUS HOLDING LIMITED

By:/s/ Yvette Kosic
---------------------------------
Name:  Yvette Kosic
Title: Attorney-in-fact



                               Page 15 of 29 pages

                                INDEX TO EXHIBITS


Exhibit No.        Exhibit
-----------        -------

  99.1             Joint Filing Agreement, dated February 14, 2006

  99.2             Item 7 Information

  99.3 Power of Attorney, dated as of November 7, 2005, relating to The Goldman Sachs Group, Inc.

  99.4 Power of Attorney, dated as of November 7, 2005, relating to Goldman, Sachs & Co.

  99.5 Power of Attorney, dated as of November 21, 2005, relating to GS Capital Partners 2000, L.P.

  99.6 Power of Attorney, dated as of November 21, 2005, relating to GS Capital Partners 2000 Offshore, L.P.

  99.7 Power of Attorney, dated as of November 21, 2005, relating to GS Advisors 2000, L.L.C.

  99.8 Power of Attorney, dated as of November 21, 2005, relating to GS Capital Partners 2000 Employee Fund, L.P.

  99.9 Power of Attorney, dated as of November 21, 2005, relating to GS Employee Funds 2000 GP, L.L.C.

  99.10 Power of Attorney, dated as of November 18, 2005, relating to GS Capital Partners 2000 GmbH & Co. Beteiligungs KG

  99.11 Power of Attorney, dated as of November 21, 2005, relating to Goldman, Sachs Management GP GmbH

  99.12 Power of Attorney, dated as of November 24, 2005, relating to Goldman, Sachs & Co. oHG

  99.13 Power of Attorney, dated as of January 30, 2006, relating to GS Focus Holding Limited



                               Page 16 of 29 pages

                                                                  Exhibit (99.1)



                             JOINT FILING AGREEMENT


     In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Ordinary Shares, par value US$0.00005 per share, of Focus Media Holding Limited and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on
Schedule 13G.


Date:  February 14, 2006


THE GOLDMAN SACHS GROUP, INC.             GOLDMAN, SACHS & CO.

By:/s/ Yvette Kosic                       By:/s/ Yvette Kosic
---------------------------------         ---------------------------------
Name:  Yvette Kosic                       Name:  Yvette Kosic
Title: Attorney-in-fact                   Title: Attorney-in-fact



GS CAPITAL PARTNERS 2000, L.P.            GS ADVISORS 2000, L.L.C.

By:/s/ Yvette Kosic                       By:/s/ Yvette Kosic
---------------------------------         ---------------------------------
Name:  Yvette Kosic                       Name:  Yvette Kosic
Title: Attorney-in-fact                   Title: Attorney-in-fact



GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.   GS CAPITAL PARTNERS 2000 EMPLOYEE
                                          FUND, L.P.

By:/s/ Yvette Kosic                       By:/s/ Yvette Kosic
---------------------------------         ---------------------------------
Name:  Yvette Kosic                       Name:  Yvette Kosic
Title: Attorney-in-fact                   Title: Attorney-in-fact



GS EMPLOYEE FUNDS 2000 GP, L.L.C.         GS CAPITAL PARTNERS 2000 GMBH & CO.
                                          BETEILIGUNGS KG

By:/s/ Yvette Kosic                       By:/s/ Yvette Kosic
---------------------------------         ---------------------------------
Name:  Yvette Kosic                       Name:  Yvette Kosic
Title: Attorney-in-fact                   Title: Attorney-in-fact



GOLDMAN, SACHS MANAGEMENT GP GMBH         GOLDMAN, SACHS & CO. OHG

By:/s/ Yvette Kosic                       By:/s/ Yvette Kosic
---------------------------------         ---------------------------------
Name:  Yvette Kosic                       Name:  Yvette Kosic
Title: Attorney-in-fact                   Title: Attorney-in-fact



GS FOCUS HOLDING LIMITED

By:/s/ Yvette Kosic
---------------------------------
Name:  Yvette Kosic
Title: Attorney-in-fact


                               Page 17 of 29 pages

                                                                  Exhibit (99.2)



                               ITEM 7 INFORMATION


     The securities being reported on by the The Goldman Sachs Group, Inc. ("GS Group"), as a parent holding company, are owned by GS Focus Holding Limited, a Cayman Islands exempted company with limited liability (the "Investing Entity"), or are owned, or may be deemed to be beneficially owned, by Goldman, Sachs & Co. ("Goldman Sachs"), a broker or dealer registered under Section 15 of the Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Goldman Sachs is a direct and indirect wholly-owned subsidiary of GS Group. The Investing Entity is wholly-owned by GS Capital Partners 2000, L.P. and GS Capital Partners 2000 Employee Fund, L.P., each a Delaware limited partnership, GS Capital Partners 2000 Offshore, L.P., a Cayman Islands exempted limited partnership, and GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, a German civil law partnership (collectively, the "Funds"). The general partner, managing general partner or other manager of each of the Funds is an affiliate of GS Group. Goldman Sachs is the investment manager of certain of the Funds.



                               Page 18 of 29 pages

                                                                  Exhibit (99.3)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that THE GOLDMAN SACHS GROUP, INC. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Yvette Kosic, John M. O'Rourke, Felicia J. Rector, Michael T. Seeley, and Stephen Wong, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 7, 2005.



THE GOLDMAN SACHS GROUP, INC.


By:/s/ Gregory K. Palm
------------------------------------
Name:  Gregory K. Palm
Title: Executive Vice President and General Counsel



                               Page 19 of 29 pages

                                                                  Exhibit (99.4)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Yvette Kosic, John M. O'Rourke, Felicia J. Rector, Michael T. Seeley, and Stephen Wong, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 7, 2005.



GOLDMAN, SACHS & CO.


By:/s/ Gregory  K. Palm
----------------------------
Name:  Gregory K. Palm
Title: Managing Director



                               Page 20 of 29 pages

                                                                  Exhibit (99.5)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS 2000, L.P. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Yvette Kosic, John M. O'Rourke, Felicia J. Rector, Michael T. Seeley, and Stephen Wong, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 21, 2005.


GS CAPITAL PARTNERS 2000, L.P.
By: GS Advisors 2000, L.L.C.


By:/s/ John E. Bowman
---------------------------
Name:  John E. Bowman
Title: Vice President


                               Page 21 of 29 pages

                                                                  Exhibit (99.6)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS 2000 OFFSHORE, L.P. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Yvette Kosic, John M. O'Rourke, Felicia J. Rector, Michael T. Seeley, and Stephen Wong, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 21, 2005.


GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.
By: GS Advisors 2000, L.L.C.


By:/s/ John E. Bowman
---------------------------
Name:  John E. Bowman
Title: Vice President


                               Page 22 of 29 pages

                                                                  Exhibit (99.7)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GS ADVISORS 2000, L.L.C. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Yvette Kosic, John M. O'Rourke, Felicia J. Rector, Michael T. Seeley, and Stephen Wong, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of Novmeber 21, 2005.


GS ADVISORS 2000, L.L.C.


By:/s/ John E. Bowman
---------------------------
Name:  John E. Bowman
Title: Vice President



                               Page 23 of 29 pages

                                                                  Exhibit (99.8)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Yvette Kosic, John M. O'Rourke, Felicia J. Rector, Michael T. Seeley, and Stephen Wong, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 21, 2005.


GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P.
By: GS Employee Funds 2000 GP, L.L.C.


By:/s/ John E. Bowman
---------------------------
Name:  John E. Bowman
Title: Vice President



                               Page 24 of 29 pages

                                                                  Exhibit (99.9)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GS EMPLOYEE FUNDS 2000 GP, L.L.C. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Yvette Kosic, John M. O'Rourke, Felicia J. Rector, Michael T. Seeley, and Stephen Wong, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 21, 2005.


GS EMPLOYEE FUNDS 2000 GP, L.L.C.


By:/s/ John E. Bowman
---------------------------
Name:  John E. Bowman
Title: Vice President



                               Page 25 of 29 pages

                                                                 Exhibit (99.10)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS 2000 GMBH & CO. BETEILIGUNGS KG (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Yvette Kosic, John M. O'Rourke, Felicia J. Rector, Michael T. Seeley, and Stephen Wong, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 18, 2005.


GS CAPITAL PARTNERS 2000 GMBH & CO. BETEILIGUNGS KG
By: Goldman, Sachs Management GP GmbH


By:/s/ Katherine B. Enquist
---------------------------
Name:  Katherine B. Enquist
Title: Managing Director



                               Page 26 of 29 pages

                                                                 Exhibit (99.11)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS MANAGEMENT GP GMBH (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Yvette Kosic, John M. O'Rourke, Felicia J. Rector, Michael T. Seeley, and Stephen Wong, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 21, 2005.


GOLDMAN, SACHS MANAGEMENT GP GMBH


By:/s/ John E. Bowman
---------------------------
Name:  John E. Bowman
Title: Managing Director



                               Page 27 of 29 pages

                                                                 Exhibit (99.12)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO. OHG (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Yvette Kosic, John M. O'Rourke, Felicia J. Rector, Michael T. Seeley, and Stephen Wong, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 24, 2005.


GOLDMAN, SACHS & CO. OHG


By:/s/ Sabine Mock                              By:/s/ Andreas Koernlein
-----------------------------                   -------------------------------
Name:  Sabine Mock                              Name:  Andreas Koernlein
Title: Executive Director                       Title: Managing Director



                               Page 28 of 29 pages

                                                                 Exhibit (99.13)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GS FOCUS HOLDING LIMITED (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Yvette Kosic, Andrea Louro DeMar, John M. O'Rourke, Felicia J. Rector, Michael
T. Seeley, and Stephen Wong, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 30, 2006.


GS FOCUS HOLDING LIMITED


By:/s/ John E. Bowman
---------------------------
Name:  John E. Bowman
Title: Director



                               Page 29 of 29 pages